Exhibit 3.32

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STYRON LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of December 6, 2010, of Styron LLC, a Delaware limited liability company (the “Company”), is made by Bain Capital Everest US Holding, Inc., as its sole member (the “Member”).

WHEREAS, the Company was formed pursuant to, and in accordance with, the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq., as amended from time to time (the “Delaware Act”), by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware on November 11, 2009.

WHEREAS, the Company entered into the Limited Liability Company Agreement dated as of November 10, 2009 (the “Original Agreement”), with The Dow Chemical Company as the original sole member and the Amended and Restated Limited Liability Company Agreement dated as of June 17, 2010 (the “Amended Agreement”), with the Member as the sole member.

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company is “Styron LLC”.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Member. The name and mailing address of the Member is as follows:

Name	Address

Bain Capital Everest US Holding, Inc.	111 Huntington Avenue
Boston, MA 02199

4. Capital Contributions by the Member. The Member shall not be obligated to make capital contributions to the Company.

5. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in accordance with the membership percentages as set forth on Schedule A hereto.

6. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

7. Powers. The Member of the Company, shall manage the Company in accordance with this Agreement. The actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Company shall not have any “manager,” as that term is defined in the Act.

(i) The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Member (and the officers appointed under clause (ii) below) shall have general and active management of the day to day business and operations of the Company. In addition, the Member shall have such other powers and duties as may be prescribed by this Agreement. Such duties may be delegated by the Member to officers, agents or employees of the Company as the Member may deem appropriate from time to time.

(ii) The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a member of the Company. Any officers so designated will have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers, including, without limitation, chairman, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Member or by any officer acting within his or her authority. Any officer may be removed as such, either with or without cause, by the Member whenever in his, her or its judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Member. The names of the officers of the Company, and their respective titles, shall be as set forth, from time to time, by resolution of the Member. Such officers are authorized to control the day to day operations and business of the Company.

8. Units. The membership interests of the Company shall be represented by issued and outstanding Units. The Secretary of the Company shall maintain the Members Schedule of all the Members from time to time, their respective mailing addresses, the Units held by them, a copy of which as of the execution of this Agreement is attached hereto as Schedule A. The Company is hereby authorized to issue 100 Common Units, all of which are outstanding as of the date hereof as set forth on the Members Schedule (as in effect on the date hereof).

The Units shall be uncertificated and shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Uniform Commercial Code (“Article 8”) and shall be governed by Article 8.

9. Limitations on Authority.

(a) The authority of the Member over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

(b) The Member shall not make any election under Treasury Regulations Section 301.7701-3 or any comparable provisions of state or local laws to treat the Company as an entity other than an entity regarding as being separate from its owner.

10. Indemnification. The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any member, manager, officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the Company.

11. Tax Elections. The taxable year of the Company shall be a calendar year. The Member will upon request supply the information necessary to give proper effect to such election.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member to such effect; and (b) the entry of a decree of judicial dissolution under the Act.

13. Consents. Any action that may be taken by the Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member.

14. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member to such effect.

15. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by, the laws of the State of Delaware (excluding its conflict-of-laws rules).

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

BAIN CAPITAL EVEREST US HOLDING, INC.

By:
Name:	Christopher D. Pappas
Title:	Chief Executive Officer

Schedule A

Membership Percentages

Member	Units	Membership Percentage

Bain Capital Everest US Holding, Inc.	100	100%